Exhibit 10.1

VOTING AND Support AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of August 2, 2022, by and among Project Polaris Holdings, LP, a Delaware limited partnership (“Parent”), and the stockholders of Ping Identity Holding Corp., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Project Polaris Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement providing for the Merger upon the terms and subject to the conditions set forth therein; (ii) approved the execution and delivery of the Merger Agreement by the Company, the performance by the Company of its covenants and other obligations thereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth in the Merger Agreement; (iii) resolved to recommend that the Company Stockholders adopt the Merger Agreement; and (iv) directed that the adoption of the Merger Agreement be submitted for consideration by the Company Stockholders at a meeting thereof; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.              Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the time that the Requisite Stockholder Approval has been obtained, (b) the Effective Time or (c) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other voluntary transfer, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (including by merger, by testamentary disposition, by gift, by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares or (c) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) or (b) above.

2.              Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than with the prior written consent of Parent; provided, however, that any Stockholder may Transfer any such Covered Shares to (i) any other Stockholder or any Affiliate of any such Stockholder or (ii) any beneficial owner of Stockholder, in each case only if the transferee of such Covered Shares evidences in writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void and of no effect whatsoever.

3.              Agreement to Vote the Covered Shares.

3.1              Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a)               in favor of the adoption of the Merger Agreement;

(b)              in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held; and

(c)              against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination Date and (ii) any Acquisition Proposal.

3.2              Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holder(s) of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3              Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Authority enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2 of this Agreement, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

4.              Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5.              Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

6.              Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

6.1              Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 7.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

6.2              Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any liens, other than those created by this Agreement or arising under applicable securities laws, and (b) the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares and no person (other than the Stockholder and any person under the control of the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

6.3              No Conflict; Consents.

(a)              The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Stockholder or (ii) result in any breach of or constitute a default any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject, other than those created by this Agreement or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

(b)              No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

6.4              Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

7.              Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

7.1              Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 6.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

7.2              No Conflict; Consents.

(a)              The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to Parent, or (ii) result in any breach of or constitute a default any Contract or obligation to which Parent is a party or by which the Stockholder is subject, other than those created by this Agreement, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b)              No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of foreign jurisdictions or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

7.3              Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

8.               Miscellaneous.

8.1              No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

8.2              Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.3              Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

8.4              Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

8.5              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 8.5):

(i)               if to the Stockholders, to:

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, California 94111

Attention:	Susie Choi
Christina Lema

Email:	schoi@vistaequitypartners.com
clema@vistaequitypartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention:	Daniel Wolf, P.C.
David M. Klein, P.C.
Chelsea Darnell

Email:	daniel.wolf@kirkland.com
dklein@kirkland.com
chelsea.darnell@kirkland.com

(ii)              if to Parent, to:

Project Polaris Holdings, LP

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, California 94111

Attention:	Seth Boro
Kenneth J. Virnig, II

Email:	sboro@thomabravo.com
cvirnig@thomabravo.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:	Joshua M. Zachariah
David Johanson
Joseph C. Theis, Jr.

Email:	jzachariah@goodwinlaw.com
djohanson@goodwinlaw.com
jtheis@goodwinlaw.com

(iii)             if to Company, to:

Ping Identity Holding Corp.
1001 17th Street, Suite 100
Denver, Colorado 80202

Attention:	Andre Durand
Raj Dani
Shalini Sharma

Email:	adurand@pingidentity.com
rajdani@pingidentity.com
ssharma@pingidentity.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Attention:	Daniel Wolf, P.C.
David M. Klein, P.C.
Chelsea Darnell

Email:	daniel.wolf@kirkland.com
dklein@kirkland.com
chelsea.darnell@kirkland.com

8.6              Enforcement; Exclusive Jurisdiction.

(a)              The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 8.6(a) shall be its sole and exclusive remedy with respect to breaches or threatened breaches by any Stockholder in connection with this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement, whether in law or equity) that may be available for breach of this Agreement.

(b)              In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 8.5.

8.7              Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8              Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the Transactions.

8.9              Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

8.10            Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

8.11            Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

8.12            Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.13            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.14            Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.15            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party hereto need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

8.16            Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

8.17            Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 8.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

8.18            Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier of (a) the Expiration Time, (b) a Company Board Recommendation Change in accordance with Section 5.3(c)(i) of the Merger Agreement or (c) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Section 8 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PROJECT POLARIS HOLDINGS, LP

By:	/s/ Seth Boro
Name: Seth Boro
Title: President

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

VISTA EQUITY PARTNERS FUND VI, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA EQUITY PARTNERS FUND VI-A, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI FAF, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PING IDENTITY HOLDING CORP.

By:	/s/ Andre Durand
	Name:	Andre Durand
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

Schedule A

Stockholder	Shares of Company Stock
Vista Equity Partners Fund VI, L.P.	5,157,145.00
Vista Equity Partners Fund VI-A, L.P.	3,115,448.00
VEPF VI FAF, L.P	62,757.00